EXHIBIT 8.1

2900 K Street NW #200 Washington, DC 20007-5118 202.625.3500 tel 202.298.7570 fax

May 21, 2013

Ford Credit Auto Receivables Two LLC

c/o Ford Credit SPE Management Office

One American Road

Dearborn, Michigan 48126

Re:                             Registration Statement on Form S-3 File No.  333-167489

Ladies and Gentlemen:

We have acted as special counsel to Ford Credit Auto Receivables Two LLC, a Delaware limited liability company (the “Registrant”), and Ford Credit Auto Owner Trust 2013-B, a Delaware statutory trust, as issuer (the “Trust”) in connection with the above-referenced Registration Statement (the “Registration Statement”), and with the issuance by the Trust on the date hereof of its Asset Backed Notes, Class A-2, Class A-3, Class A-4, Class B, Class C and Class D (collectively, the “Notes”).  The Trust is governed by an Amended and Restated Trust Agreement, dated as of May 1, 2013 (the “Trust Agreement”), between the Registrant, as depositor, and U.S. Bank Trust National Association, as owner trustee (the “Owner Trustee”), and the Notes will be issued under and pursuant to an Indenture, dated as of May 1, 2013 (the “Indenture”), between the Trust and The Bank of New York Mellon, as indenture trustee (the “Indenture Trustee”).  The Indenture and the Trust Agreement are referred to herein as the “Agreements”.

We have examined (a) the Agreements, (b) the prospectus supplement, dated May 14, 2013 (the “Prospectus Supplement”), and the prospectus, dated May 13, 2013 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offering of the Notes and (c) such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

In arriving at the opinion expressed below, we have assumed that each Agreement will be duly authorized by all necessary corporate or limited liability company action on the part of the Registrant, the Indenture Trustee, the Owner Trustee and any other party thereto and will be duly executed and delivered by the Registrant, the Indenture Trustee, the Owner Trustee and any other party thereto substantially in the applicable form filed or incorporated by reference as an exhibit to the Registration Statement, and that the Notes will be sold as described in the Prospectus.  As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Registrant and others.

AUSTIN        CENTURY CITY        CHARLOTTE        CHICAGO        HOUSTON        IRVING        LOS ANGELES

NEW YORK        ORANGE COUNTY        SAN FRANCISCO BAY AREA        SHANGHAI        WASHINGTON, DC

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

As special tax counsel to the Registrant, we have advised the Registrant with respect to material federal income tax aspects of the proposed issuance of the Notes pursuant to the Agreements.  Such advice has formed the basis for the description of federal income tax consequences for holders of the Notes that appear under the headings “Summary—Tax Status” and “Tax Considerations” in the Prospectus Supplement and “Summary—Tax Status” and “Tax Considerations” in the Prospectus.  We hereby confirm and adopt as our opinion those opinions set forth under the above-specified headings (in each case subject to the terms and conditions set forth therein.)

This opinion is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us.  Our opinion as to the matters set forth herein could change with respect to the Notes as a result of changes in facts or circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof.

This opinion is based upon our interpretations of current law, including the Internal Revenue Code of 1986, as amended, judicial decisions, administrative rulings and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein.  This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.  In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court.  Furthermore, our opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary position.

We hereby consent to the filing of this opinion by the Trust under Form 8-K in connection with the offering and sale of the Notes, and to references to this firm as special tax counsel to the Registrant under the above-specified headings in the Prospectus Supplement and in the Prospectus, without implying or admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Katten Muchin Rosenman LLP